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                                                                    EXHIBIT 4.3

                              CERTIFICATE OF TRUST

                                       OF

                            FIRSTAR CAPITAL TRUST I


         This Certificate of Trust is being executed as of December 17, 1996 for the purposes of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. Section Section 3801 et seq. (the "Act").

         The undersigned hereby certifies as follows:

         1. Name. The name of the business trust is "Firstar Capital Trust I" (the "Trust").

         2. Delaware Trustee. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

                 Chase Manhattan Bank Delaware
                 1201 Market Street
                 Wilmington, Delaware 19001

         3. Effective. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the day and year first above written.


                         Chase Manhattan Bank Delaware
                         not in its individual capacity
                         but solely as Delaware Trustee


                         By: ____________________________
                             Name:
                             Title: